                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         -----------------------------

                                   FORM 8-K/A


                    Filed pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


                         DATE OF REPORT: APRIL 12, 1999


                                O. I. CORPORATION
             (Exact name of registrant as specified in its charter)

                                    OKLAHOMA
                            (State of Incorporation)


          0-6511                                         73-0728053
(Commission file number)                      (IRS Employer Identification No.)


     151 GRAHAM ROAD, BOX 9010                           77842-9010
       COLLEGE STATION, TEXAS                            (Zip Code)
(Address of principal executive offices)


                                 (409) 690-1711
                  -------------------------------------------
              (Registrant's Telephone Number, including area code)


                                 AMENDMENT NO. 1

         The undersigned registrant hereby amends the following items, financial statements, exhibits, or other portions of its Current Report on Form 8-K Dated February 12, 1999 as set forth the pages attached hereto:

         (List all such items, financial statements, exhibits or other portions amended)

         1. Amendment of "Item 7.A Financial Statements of Business Acquired", to read in its entirety as enclosed.

         2. Amendment of "Item 7.B Unaudited Pro Forma Combined Financial Information", to read in its entirety as enclosed.

         3.       Amendment of "Item 7.C" to read in its entirety as enclosed.

This document contains 23 pages.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (a)      FINANCIAL STATEMENTS OF GENERAL ANALYSIS CORPORATION

                  Independent Auditor's Report

                  Consolidated Balance Sheets as of June 30, 1998 and 1997

                  Consolidated Statement of Changes in Stockholders'
                      (Deficiency) for the years ended June 30, 1998 and 1997

                  Consolidated Statements of Operations for the years ended June
                      30, 1998 and 1997

                  Consolidated Statements of Cash Flows for the years ended June
                      30, 1998 and 1997

                  Notes to Consolidated Financial Statements

                  Unaudited Consolidated Balance Sheet as of December 31, 1998

                  Unaudited Consolidated Statement of Operations for the six
                      months ended December 31, 1998

         (b)      UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

                  Introduction

                  Unaudited Pro Forma Combined Balance Sheet at December 31,
                      1998

                  Unaudited Pro Forma Combined Statement of Income for the year ended December 31, 1998

                  Notes to Unaudited Pro Forma Combined Financial Statements

         (c)      EXHIBITS

                  2.1 Asset Purchase Agreement between O.I. Corporation and General Analysis Corporation, dated as of January 20, 1999.

                  2.2 First Amendment to the Asset Purchase Agreement, dated as of January 27, 1999.

                  23.1     Consent of Schwartz & Hofflich LLP

                  99.1 Press release of O.I. Corporation regarding acquisition of General Analysis Corporation, dated as of January 28, 1999.

                          INDEPENDENT AUDITOR'S REPORT


The Board of Directors
General Analysis Corporation
Norwalk, Connecticut

We have audited the accompanying consolidated balance sheets of General Analysis Corporation as of June 30, 1998 and 1997, and the related consolidated statements of operations, shareholders' (deficiency), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of G.A.C. Europe Limited and G.A.C. Asia-Pacific PTE, Ltd., wholly-owned subsidiaries, for the year ended June 30, 1998 and 1997, which statements as of June 30, 1998, reflect total assets of $26,697 and $52,481, respectively, and total revenues of $102,628 and $127,124, respectively, for the year then ended. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for G.A.C. Europe Limited and G.A.C. Asia-Pacific PTE, Ltd., is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provides a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of General Analysis Corporation as of June 30, 1998 and 1997, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that General Analysis Corporation will continue as a going concern. As more fully described in Note 1, the Company has incurred recurring operating losses and has a working capital deficiency. In addition, the Company has not complied with certain loan agreements with its bank. These conditions raise substantial doubt about the Company's ability to continue as a going concern. (Management's plans in regard to these matters are described in Note 1).



Schwartz & Hofflich LLP
October 31, 1998

                          GENERAL ANALYSIS CORPORATION
                           CONSOLIDATED BALANCE SHEETS

                                 AS OF JUNE 30,

                                                                        1998            1997
                                                                    ------------    ------------
ASSETS

CURRENT ASSETS
   Cash and cash equivalents                                        $      6,000    $     90,000
   Accounts receivable - trade
      (net of allowance of $16,000 and $4,000)                           565,000         974,000
   Inventories                                                           664,000       1,019,000
   Prepaid expenses and other current assets                              42,000          56,000
                                                                    ------------    ------------
          TOTAL CURRENT ASSETS                                         1,277,000       2,139,000

Property and equipment, net                                              153,000         200,000
Other assets, net                                                         16,000          52,000
                                                                    ------------    ------------
          TOTAL ASSETS                                              $  1,446,000    $  2,391,000
                                                                    ============    ============

LIABILITIES AND STOCKHOLDERS' (DEFICIENCY)

CURRENT LIABILITIES
   Notes payable                                                    $    825,000    $    925,000
   Accounts payable and accrued expenses                                 885,000         899,000
   Deferred revenue                                                      543,000         416,000
   Deferred compensation                                                 333,000         180,000
                                                                    ------------    ------------
          TOTAL CURRENT LIABILITIES                                    2,586,000       2,420,000

DEFERRED COMPENSATION, NONCURRENT                                              0          78,000
                                                                    ------------    ------------
          TOTAL LIABILITIES                                            2,586,000       2,498,000
                                                                    ------------    ------------

STOCKHOLDERS' (DEFICIENCY)
   Common stock, no par value: 1,000,000 shares authorized,
      909,400 and 804,400 issued and outstanding in 1998 and 1997      2,223,000       2,222,000
   Accumulated deficit                                                (3,262,000)     (2,236,000)
   Foreign currency translation adjustment                               (98,000)        (90,000)
   Treasury stock, at cost                                                (3,000)         (3,000)
                                                                    ------------    ------------
          TOTAL  STOCKHOLDERS' (DEFICIENCY)                           (1,140,000)       (107,000)
                                                                    ------------    ------------

          TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIENCY)          $  1,446,000    $  2,391,000
                                                                    ============    ============




See independent auditor's report and notes to consolidated financial statements

                          GENERAL ANALYSIS CORPORATION
                      CONSOLIDATED STATEMENT OF CHANGES IN
                           STOCKHOLDERS' (DEFICIENCY)

                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1997


                                                                                            Foreign
                                                                                            Currency
                                            Number                         Accumulated     Translation        Treasury
                                          of Shares         Amount           Deficit        Adjustment          Stock
                                        -------------    --------------  --------------   ---------------   --------------
BALANCE, JULY 1, 1996                          804,400   $    2,222,000  $   (2,000,000)  $       (72,000)  $       (3,000)

   Net loss                                                                    (236,000)

   Foreign currency translation
      adjustment                                                                                  (18,000)
                                        -------------    --------------  --------------   ---------------   --------------

BALANCE, JUNE 30, 1997                        804,400         2,222,000      (2,236,000)          (90,000)          (3,000)

Sale of common stock                          105,000             1,000

   Net loss                                                                  (1,026,000)

   Foreign currency translation
      adjustment                                                                                   (8,000)
                                        -------------    --------------  --------------   ---------------   --------------

BALANCE, JUNE 30, 1998                        909,400    $    2,223,000  $   (3,262,000)  $       (98,000)  $       (3,000)
                                        =============    ==============  ==============   ===============   ==============





 See independent auditor's report and notes to consolidated financial statements

                          GENERAL ANALYSIS CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                          FOR THE YEARS ENDED JUNE 30,


                                                         1998            1997
                                                     ------------    ------------
REVENUES
   Equipment sales                                   $  2,482,000    $  3,980,000
   Field support sales                                  1,389,000       1,500,000
                                                     ------------    ------------
          TOTAL REVENUES                                3,871,000       5,480,000
                                                     ------------    ------------

COST OF SALES
   Cost of equipment sales                              1,307,000       1,562,000
   Cost of field support sales                          1,277,000       1,111,000
                                                     ------------    ------------
          TOTAL COST OF SALES                           2,584,000       2,673,000
                                                     ------------    ------------

GROSS PROFIT                                            1,287,000       2,807,000
                                                     ------------    ------------

OPERATING EXPENSES
   Selling                                              1,238,000       1,754,000
   General and administrative                             373,000         499,000
   Research and development                               646,000         745,000
                                                     ------------    ------------
          TOTAL OPERATING EXPENSES                      2,257,000       2,998,000
                                                     ------------    ------------

LOSS FROM OPERATIONS                                     (970,000)       (191,000)

OTHER INCOME (EXPENSES)
   Interest income                                              0           2,000
   Interest expense                                       (70,000)        (69,000)
   Foreign currency gains                                  19,000          26,000
                                                     ------------    ------------
Loss before provision for income taxes                 (1,021,000)       (232,000)

Provision for income taxes                                  5,000           4,000
                                                     ------------    ------------
NET LOSS                                             $ (1,026,000)   $   (236,000)
                                                     ============    ============











 See independent auditor's report and notes to consolidated financial statements

                          GENERAL ANALYSIS CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                          FOR THE YEARS ENDED JUNE 30,

                                                                 1998            1997
                                                             ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 NET LOSS                                                    $ (1,026,000)   $   (236,000)
Adjustments to reconcile net loss to net cash
   used in operating activities:
   Depreciation and amortization                                   75,000          84,000
   Changes in operating assets and liabilities:
      Accounts receivable, trade                                  409,000        (193,000)
      Inventories                                                 355,000         134,000
      Prepaid expenses and other current assets                    14,000          27,000
      Deferred tax assets                                      (1,332,000)       (783,000)
      Accounts payable and accrued expenses                       (14,000)         97,000
      Deferred compensation                                        75,000               0
      Deferred revenue                                            127,000          21,000
      Deferred tax liability                                    1,332,000         783,000
                                                             ------------    ------------
          NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES         15,000         (66,000)
                                                             ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment                             (47,000)        (51,000)
   Other assets                                                    36,000           2,000
   Book value of assets disposed of                                 3,000               0
                                                             ------------    ------------
          NET CASH (USED) BY INVESTING ACTIVITIES                  (8,000)        (49,000)
                                                             ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Unrelated party repayments                                    (100,000)              0
   Unrelated party borrowings                                           0         100,000
   Proceeds from issuance of common stock                           1,000               0
                                                             ------------    ------------
          NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES        (99,000)        100,000

Effect of exchange rate changes on cash                             8,000          18,000
                                                             ------------    ------------
Net increase (decrease) in cash and cash equivalents              (84,000)          3,000
Cash and cash equivalents at beginning of year                     90,000          87,000
                                                             ------------    ------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                     $      6,000    $     90,000
                                                             ============    ============

SUPPLEMENTARY DISCLOSURES OF CASH FLOW INFORMATION
   Interest paid                                             $     65,000    $     75,000
                                                             ============    ============
   Taxes paid                                                $      5,000    $      2,000
                                                             ============    ============



 See independent auditor's report and notes to consolidated financial statements

                                  GENERAL ANALYSIS CORPORATION
                           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                     JUNE 30, 1998 AND 1997


NOTE   1 -   BASIS OF PRESENTATION

             General Analysis Corporation and its subsidiaries (the "Company") are engaged in the manufacture, sale and rental of proprietary infrared analytical instruments primarily for use as continuous monitoring systems in the beverage and environmental/industrial processing industries. The Company sells primarily in the United States, Canada, Latin America, Europe and Asia. The following is a summary of its significant accounting principles:

             Consolidation

             The consolidated financial statements include the accounts of General Analysis Corporation and its wholly owned foreign subsidiaries, G.A.C. Europe Limited and G.A.C. Asia-Pacific PTE, Ltd. (Singapore). All significant intercompany accounts and transactions have been eliminated. Diatrac Holdings, Inc., a 35% owned affiliate is a development stage company that is accounted for by the equity method. During 1998, the investment in Diatrac Holdings, Inc. was written off.

             In November of 1997, G.A.C. Europe Limited terminated its operations, in the United Kingdom.

             Going concern

             The Company has incurred recurring operating losses, has a working capital deficiency and has not complied with certain loan agreements with banks (see Note 5). These conditions raise substantial doubt about the Company's ability to continue as a going concern. The Company has implemented a cost-cutting program and is actively pursuing new sales opportunities in the United States and abroad. Management believes the Company's most likely source of liquidity will be the sale of one of its product lines or a complete sale of the Company. To that end, management is actively negotiating the sale of the Company.


NOTE   2 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

             Use of Estimates

             The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

             Revenue recognition

             Revenue from equipment sales is recognized at the date of shipment. Deferred revenue represents equipment rental, service contract and warranty revenues and is recognized over the term of the applicable agreement.

             Cash equivalents

             Cash and cash equivalents include cash on hand and investments that are readily convertible to cash and have original maturities of three months or less from the date acquired.

                          GENERAL ANALYSIS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JUNE 30, 1998 AND 1997


NOTE   2 -   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

             Inventories

             Inventories are stated at the lower of cost or market determined on the first-in, first-out method.

             Property and equipment

             Rental equipment, furniture and equipment are recorded at cost net of accumulated depreciation. Depreciation is computed using straight-line and accelerated methods over the assets estimated useful lives, which range from four to seven years.

             Other assets

             Other assets include organization costs and patents which are amortized on a straight-line basis over five and seventeen years.

             Income taxes

             The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". This statement provides for a liability approach under which deferred income taxes are provided based upon enacted tax laws and rates applied to the periods in which the taxes become payable.

             Fair value

             Cash and cash equivalents, accounts receivable and accounts payable: The carrying amounts reported in the balance sheet for cash and cash equivalents, accounts receivable and accounts payable approximate their fair value.

             Foreign Translation

             The Company's functional currency is the U.S. dollar. The Functional currencies of the foreign subsidiaries is both the British pound and the Singapore dollar. The monetary assets and liabilities of the foreign entities have been remeasured at the respective exchange rates as of June 30, 1998 and 1997. Nonmonetary items were remeasured at historical rates. Income and expense accounts were remeasured at the average rates in effect during the year. Previous remeasurement adjustments were recognized in the year of occurrence and are included as a component of stockholders' equity.

NOTE   3 -   INVENTORIES

             Inventories consist of the following at June 30,:

                                               1998             1997
                                               ----             ----
Raw materials                              $    422,000    $    543,000
Work-in-process                                 240,000         196,000
Finished goods                                   90,000         288,000
                                           ------------    ------------
                                           $    752,000    $  1,027,000
Less, allowance
   for obsolescence and slow moving             (88,000)         (8,000)
                                           ------------    ------------
                                           $    664,000    $  1,019,000
                                           ============    ============

                          GENERAL ANALYSIS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JUNE 30, 1998 AND 1997


NOTE   4 -   PROPERTY AND EQUIPMENT
             Property and equipment consists of the following at June 30,:

                                               1998             1997
                                               ----             ----

Rental equipment                           $    249,000    $    245,000
Furniture and equipment                         433,000         545,000
                                           ------------    ------------
                                                682,000         790,000
Accumulated depreciation                       (529,000)       (590,000)
                                           ------------    ------------
                                           $    153,000    $    200,000
                                           ============    ============


             Depreciation expense amounted to $75,000 and $83,000 for the years ended June 30, 1998 and 1997, respectively.


NOTE   5 -   NOTES PAYABLE

             Notes payable to a bank ($650,000) are pursuant to a $150,000 line of credit and a $500,000 line of credit, both of which were payable on demand. At this time, the Company is unable to repay the outstanding amounts under these lines of credit and is in default, on these loan amounts. Borrowings under these facilities are secured by a lien on all the Company's assets. Interest rates ranged from 6.69% to 9%. See Note 11 in connection with notes payable to related parties.


NOTE   6 -   STOCK OPTION PLANS

             The Company has stock option plans that provide for granting of options to officers, directors and employees, at a price that approximates the fair market value of the stock on the date of the grant.

             Options granted under a 1993 Stock Option Plan are exercisable cumulatively in four equal annual installments beginning one year after the date of grant. Options must be exercised within five years of the date of grant.

             At June 30, 1998, the Company has reserved 49,000 shares of the Company's common stock to be issued under stock option plans.

                          GENERAL ANALYSIS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JUNE 30, 1998 AND 1997


NOTE   6 -   STOCK OPTION PLANS (cont.)

             Following is a summary of transactions for shares under option:

                                                                 1998           1997
                                                             ------------   ------------
Outstanding, beginning of year                               $     16,000   $     16,000
Granted                                                                 0              0
Exercised                                                               0              0
Canceled                                                           12,000              0
                                                             ------------   ------------
Outstanding, end of year (at prices ranging from
   $10 to $12.50 share)                                             4,000         16,000
                                                             ============   ============

Exercisable, end of year                                     $      3,000   $     11,000
                                                             ============   ============



NOTE   7 -   DEFERRED COMPENSATION

             During fiscal 1989, the Company entered into an agreement with the former President of the Company which specified certain payments be made in the event of termination of his employment, provided he does not subsequently compete with the Company as defined in the agreement. The payments will continue for five years and are based on the date employment ceases and the then current salary level. Payments under such agreement commenced on July 1, 1994.


NOTE   8 -   INCOME TAXES

             The provision for income taxes consisted of the following for the years ended June 30:

                                                1998                              1997
                                 ---------------------------------   ---------------------------------

                                  Current     Deferred     Total      Current    Deferred       Total
United States:
Federal                          $       0   $       0           0   $       0   $       0           0
State                                5,000           0       5,000       4,000           0       4,000
                                 ---------   ---------   ---------   ---------   ---------   ---------

                                 $   5,000   $       0   $   5,000   $   4,000   $       0   $   4,000
                                 =========   =========   =========   =========   =========   =========

             No taxes are due or payable in foreign jurisdictions.

             Net operating loss carryforwards of $2,058,000 in the United States expire in 2013. Net operating loss carryforwards, related to G.A.C. Asia -Pacific PTE, Ltd. (Singapore) and G.A.C. Europe Limited of $627,000 and $236,000, respectively, at June 30, 1998, do not expire.

                          GENERAL ANALYSIS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JUNE 30, 1998 AND 1997


NOTE 8 -     INCOME TAXES (cont.)

             Significant components of the Company's deferred tax liabilities and assets at June 30 are as follows:

                                                               1998           1997
                                                          -------------   -------------
Deferred tax assets:
   Deferred compensation                                  $     136,000   $     103,000
   Deferred revenue                                              22,000          22,000
   R & D tax credit carryforward                                 99,000          99,000
   Other                                                              0               0
   Benefits of net operating losses - Domestic                  843,000         403,000
   Benefits of net operating losses - Singapore                 169,000         131,000
   Benefits of net operating losses - UK                         63,000          25,000
                                                          -------------   -------------
          Deferred tax assets                                 1,332,000         783,000

Less, valuation allowance for deferred tax assets             1,332,000         783,000
                                                          -------------   -------------
          Net deferred tax assets                                     0               0
                                                          -------------   -------------
          Net                                             $           0   $           0
                                                          =============   =============

NOTE   9 -   DEFINED CONTRIBUTION PLAN

             The Company sponsors a defined contribution plan covering substantially all full-time employees in the United States. The Company matches employee contributions of up to 6% of compensation at a rate of 25%. Expenses recognized under the plan approximated $8,151 and $11,000, respectively, for the years ended June 30, 1998 and 1997.


NOTE  10 -   COMMITMENTS AND CONTINGENCIES

             The Company leases principally all of its facilities under noncancellable operating leases for varying periods. Leases that expire generally are expected to be renewed or replaced by other leases.

             At June 30, 1998 future minimum rental payments applicable to these noncancellable leases were as follows:

               1999                                         $      8,500
                                                            ============

             Rent expense for the years ended June 30, 1998 and 1997 was $139,000 and $186,000, respectively.

                          GENERAL ANALYSIS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JUNE 30, 1998 AND 1997


NOTE  11 -   RELATED PARTY TRANSACTIONS

             The Company leases office space from a corporation controlled by a stockholder of the Company. Rental payments to such corporation aggregated $108,000 and $91,000 for the years ended June 30, 1998 and 1997, respectively. The lease agreement expired November 30, 1996 and the Company is presently on a month to month basis.

             As of June 30, 1998 and 1997 the Company is obligated on a note to a former officer in the amount of $175,000. The note bears interest at the rate of 8.25% per annum and is payable on demand.


NOTE  12 -   YEAR 2000 (UNAUDITED)

             Like other business organizations and individuals around the world, the Company could be adversely affected if the computer systems it uses and those used by the Company's vendors and other service providers do not properly process date-related information and data from and after January 1, 2000. This is commonly known as the "Year 2000 issue". Management has assessed its computer systems not to be year 2000 complaint and is taking steps to obtain new software and hardware that is year 2000 complaint.. In addition, management is assessing the systems compliance of its vendors and providers.

             Based on the information available to management, the Company's vendors and service providers are taking steps that they believe are reasonably designed to address the Year 2000 issue with respect to the computer systems, that they use. At this time, however, there can be no assurance that these steps will be sufficient, and the failure of a timely completion of all necessary procedures could have a material adverse effect on the Company's operations. Management will continue to monitor the status of its exposure to this issue.

                          GENERAL ANALYSIS CORPORATION
                      Unaudited Consolidated Balance Sheet
                                December 31, 1998
                                 (In thousands)


ASSETS
Current assets:
   Cash and cash equivalents                                   $      12
   Accounts receivable                                               383
   Inventories                                                       595
   Other current assets                                               25
                                                               ---------
      Total current assets                                         1,015
Property, plant and equipment, net                                   125
Other assets                                                          14

Total assets                                                   $   1,154
                                                               =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable, trade                                     $     854
   Notes payable                                                     825
   Deferred compensation                                             333
   Accrued liabilities                                               273
                                                               ---------
      Total current liabilities                                    2,285
                                                               ---------
Deferred income taxes                                                  0
                                                               ---------
Commitments and contingencies

Stockholders' equity:
   Common stock                                                    2,223
   Foreign currency translation adjustment                          (100)
   Treasury stock                                                     (3)
   Retained earnings                                              (3,251)
                                                               ---------
      Net stockholders' equity                                    (1,131)
                                                               ---------
Total liabilities and stockholders' equity                     $   1,154
                                                               =========

                          GENERAL ANALYSIS CORPORATION
                 Unaudited Consolidated Statement of Operations
                   For the six months ended December 31, 1998
                                 (In thousands)


Net revenue                                                    $   1,796
Cost of revenue                                                      936
                                                               ---------
   Gross profit                                                      860

         Selling, general & administrative expenses                  626
Research and development expenses                                    182
                                                               ---------
   Operating income (loss)                                            52

Other income(expense)
   Interest income                                                     0
   Interest expense                                                  (37)
   Other income                                                        0
                                                               ---------
      Income (loss) before income taxes                               15
   Provision for income taxes                                          0
                                                               ---------
      Net income                                               $      15
                                                               =========


                O.I. CORPORATION AND GENERAL ANALYSIS CORPORATION
                UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS





The following unaudited pro forma financial information, including the notes thereto, give effect to the acquisition of General Analysis Corporation (GAC) by
O. I. Corporation (O.I.) and should be read in conjunction with the O.I. 1998 Annual Report on Form 10-K as filed with the Securities and Exchange Commission and the GAC financial statements included within this report on Form 8-K.

The pro forma combined financial results are based on the purchase method of accounting. The unaudited pro forma consolidated condensed balance sheet at December 31, 1998, assumes the acquisition was consummated as of December 31, 1998 and the unaudited pro forma consolidated condensed statement of income assumes the acquisition was consummated as of the beginning of the period presented.

The pro forma data is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred had the acquisition been consummated at the dates indicated, nor is such data necessarily indicative of future operating results or financial position. There is no assurance that similar results will be achieved in the future.

                O.I. CORPORATION AND GENERAL ANALYSIS CORPORATION
                   Unaudited Pro Forma Combined Balance Sheet
                                December 31, 1998
                                 (In thousands)


                                                              Historical                                    Pro
                                                     ----------------------------    Adjustments           Forma
                                                         O. I.            GAC          (Note 1)           Combined
                                                     ------------    ------------    ------------       ------------
ASSETS
Current assets:
   Cash and cash equivalents                         $      1,537    $         12    $       (261)(a)   $      1,288
   Investments                                              2,772               0               0              2,772
   Accounts receivable                                      3,361             383               0              3,744
   Investment in sales-type leases                            459               0               0                459
   Inventories                                              4,917             595            (276)(b)          5,236
   Deferred income tax assets                                 538               0               0                538
   Other current assets                                       302              25             (25)(d)            302
                                                     ------------    ------------    ------------       ------------
      Total current assets                                 13,886           1,015            (562)            14,339
Property, plant and equipment, net                          3,620             125             (82)(c)          3,663
Investment in sales-type leases, net of current               576               0               0                576
Other assets                                                  747              14           1,083 (e)          1,844

Total assets                                         $     18,829    $      1,154    $        439       $     20,422
                                                     ============    ============    ============       ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable, trade                           $      1,198    $        854    $          0       $      2,052
   Notes payable                                                0             825            (825)(f)              0
   Deferred compensation                                        0             333            (333)(g)              0
   Accrued liabilities                                      2,659             273             466 (h)          3,398
                                                     ------------    ------------    ------------       ------------
      Total current liabilities                             3,857           2,285            (692)             5,450
                                                     ------------    ------------    ------------       ------------
Deferred income taxes                                         228               0               0                228
                                                     ------------    ------------    ------------       ------------
Commitments and contingencies

Stockholders' equity:
   Preferred stock                                              0               0               0                  0
   Common stock                                               410           2,223          (2,223)(i)            410
   Additional paid-in capital                               4,374               0               0              4,374
   Foreign currency translation adjustment                      0            (100)            100 (i)              0
   Treasury stock                                          (3,328)             (3)              3 (i)         (3,328)
   Retained earnings                                       13,288          (3,251)          3,251 (i)         13,288
                                                     ------------    ------------    ------------       ------------
      Net stockholders' equity                             14,744          (1,131)          1,131             14,744
                                                     ------------    ------------    ------------       ------------

Total liabilities and stockholders' equity           $     18,829    $      1,154    $        439       $     20,422
                                                     ============    ============    ============       ============

                O.I. CORPORATION AND GENERAL ANALYSIS CORPORATION
                Unaudited Pro Forma Combined Statement of Income
                      Twelve months ended December 31, 1998
                                 (In thousands)


                                                                Historical
                                                      ----------------------------
                                                                                      Adjustments          Pro Forma
                                                           O.I.            GAC          (Note 1)           Combined

Net revenue                                           $     23,684    $      3,628    $          0       $     27,312
Cost of revenue                                             12,765           2,265               0             15,030
                                                      ------------    ------------    ------------       ------------
   Gross profit                                             10,919           1,363               0             12,282

         Selling, general & administrative expenses          7,093           1,292              97(j)           8,482
Research and development expenses                            1,458             566               0              2,024
                                                      ------------    ------------    ------------       ------------
   Operating income (loss)                                   2,368            (495)            (97)             1,776

Other income(expense)
   Interest income                                             436               0               0                436
   Interest expense                                              0             (75)             75(k)               0
   Other income                                                 55               0               0                 55
                                                      ------------    ------------    ------------       ------------
      Income (loss) before income taxes                      2,859            (570)            (22)             2,267
   Provision for income taxes                               (1,037)             (5)              8(l)          (1,034)
                                                      ------------    ------------    ------------       ------------

      Net income                                      $      1,822    $       (575)   $        (14)      $      1,233
                                                      ============    ============    ============       ============

Weighted average number of shares, basic                 3,560,818                                          3,560,818

Basic earnings per share                              $       0.51                                       $       0.35
                                                      ============                                       ============

Weighted average number of shares, diluted               3,641,434                                          3,641,434

Diluted earnings per share                            $       0.50                                       $       0.34
                                                      ============                                       ============

                O.I. CORPORATION AND GENERAL ANALYSIS CORPORATION
             Notes to Unaudited Pro Forma Combined Balance Sheet and
                          Combined Statement of Income



NOTE 1:   PRO FORMA ADJUSTMENTS

         The unaudited pro forma combined balance sheet and combined statement of income have been prepared to reflect the acquisition of certain assets of GAC by O.I. for an aggregate price of approximately $1,840,000. The purchase price is comprised of $260,634 from available cash resources and assumed liabilities. Pro forma adjustments are made to reflect:


         (a) cash consideration paid by O.I. in connection with the acquisition;

         (b) the portion of inventory of GAC not acquired by O.I. and the portion reclassed from PP&E to conform to the O.I. presentation in the accompanying unaudited proforma financial statements;

         (c) the portion of inventory of GAC reclassified to conform to the O.I. presentation in the accompanying unaudited proforma financial statements;

         (d)      the portion of prepaid assets of GAC not acquired by O.I;

         (e) the estimated intangibles and goodwill incurred in the GAC acquisition, with a useful life ranging from 5 to 15 years. The purchase price allocation is preliminary. Thus, as additional information concerning the value of assets acquired and liabilities assumed becomes known, adjustments will be made to the purchase price allocation;

         (f) liabilities discounted by certain creditors with the remaining balance paid by O.I. in connection with the acquisition;

         (g)      liabilities not assumed by O.I.;

         (h) liabilities to be paid by O.I. in connection with the acquisition;

         (i)      to eliminate GAC stockholders' equity accounts;

         (j) increased amortization expense for intangibles related to the acquisition of GAC, amortized over a period of 5 to 15 years;

         (k) reduced interest expense resulting from the payment of debt in connection with the acquisition;

         (l) the tax effect of the aforementioned pro forma adjustments based on the consolidated O.I. Corporation tax rate.

NOTE 2:   GAC HISTORICAL INFORMATION

The historical financial statements of GAC at December 31, 1998 include an inventory write-down of $350,000, $175,000 of which is included in cost of sales and $175,000 of which is included in R&D expense. The inventory write-downs are expected to be unusual and nonrecurring because of their magnitude and because O.I. Corporation is only purchasing such inventory that it believes is usable in the normal course of business. However, the elimination of such adjustments is not permitted under the rules for preparation of pro forma financial information.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                       O.I. CORPORATION
                                       ---------------------------------------
                                         (Registrant)


Date:  April 12, 1999                  /s/ Julie A. Wright
                                       ---------------------------------------
                                       Julie A. Wright, Controller

                               INDEX TO EXHIBITS

EXHIBIT NO.                DESCRIPTION
-----------                -----------

2.1               Asset Purchase Agreement between O.I. Corporation and General
                  Analysis Corporation, dated as of January 20, 1999.

2.2               First Amendment to the Asset Purchase Agreement, dated as of
                  January 27, 1999.

23.1              Consent of Schwartz & Hofflich LLP

99.1 Press release of O.I. Corporation regarding acquisition of General Analysis Corporation, dated as of January 28, 1999.
